Exhibit 99.1

ASTROTECH REPORTS SECOND QUARTER OF FISCAL YEAR 2018 FINANCIAL RESULTS
Austin, Texas - February 8, 2018 - Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the second quarter of fiscal year 2018 ended December 31, 2017.

“In the second quarter of fiscal year 2018, we made further progress under the Cooperative Research and Development Agreement we previously signed with the Department of Homeland Security Science and Technology Directorate Transportation Security Laboratory by demonstrating 1st Detect’s mass spectrometry-based explosives and narcotics detector, the TRACER 1000, to government personnel,” said Thomas B. Pickens, III, Chairman and CEO of Astrotech Corporation. “We also showcased the product at the Border Security Expo to our target audience of government, border, immigration, and law enforcement agencies. The TRACER 1000, we believe, will be a considerable improvement over the current generation of ion mobility spectrometry-based explosives trace detector instrumentation. We anticipate deploying in airport security, to keep our borders safe from terroristic threats, and to help combat the opioid epidemic. We are currently working on attaining certification of our product with the Transportation Security Administration.

“In addition, in the fiscal second quarter, Astral Images was chosen by a large post-production film company to remove defects and restore a motion picture. Astral continues to be positioned to lead the 4K UHD/HDR conversion and restoration of film as global adoption of 4K UHD/HDR televisions ramps up and demand for 4K HDR content and services grows,” Mr. Pickens concluded.

Second Quarter Fiscal Year 2018 Financial Highlights
Revenue, costs of goods sold, SG&A, and R&D are expected to continue to fluctuate based on the timing of projects.

•	Revenue was $41 thousand, which was generated from a software license agreement with a large post-production film company to correct defects and restore one film.

•	Gross profit was $17 thousand, or 41%, for the second quarter of fiscal 2018.

•	At December 31, 2017, cash and investments were $9.2 million, and there was no debt.

About Astrotech
Astrotech Corporation (NASDAQ: ASTC) is an innovative science and technology company that invents, acquires, and commercializes technological innovations sourced from research institutions, laboratories, universities, and internally, and then funds, manages, and builds proprietary, scalable start-up companies for profitable divestiture to market leaders to maximize shareholder value. Sourced from Oak Ridge Laboratory’s chemical analyzer research, 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, food and beverage, and environmental markets. Sourced from decades of image research from the laboratories of IBM and Kodak, Astral Images sells film-to-digital image enhancement, defect removal and color correction software, and post processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying a fast-track, on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech has operations throughout Texas and is headquartered in Austin. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530
IR Contact: Nicole Conser, Marketing Director, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Revenue	$41	$520	$41	$1,526
Cost of revenue	24	319	24	1,050
Gross profit	17	201	17	476
Operating expenses:
Selling, general and administrative	1,602	1,636	3,034	4,184
Research and development	1,582	1,254	3,226	2,546
Total operating expenses	3,184	2,890	6,260	6,730
Loss from operations	(3,167)	(2,689)	(6,243)	(6,254)
Interest and other income, net	30	35	100	133
Loss before income taxes	(3,137)	(2,654)	(6,143)	(6,121)
Income tax benefit	—	—	—	—
Net loss	(3,137)	(2,654)	(6,143)	(6,121)
Less: Net loss attributable to noncontrolling interest	—	(51)	—	(103)
Net loss attributable to Astrotech Corporation	$(3,137)	$(2,603)	$(6,143)	$(6,018)

Weighted average common shares outstanding:
Basic and diluted	4,060	4,124	4,059	4,125

Basic and diluted net loss per common share:
Net loss attributable to Astrotech Corporation	$(0.77)	$(0.63)	$(1.51)	$(1.46)

Other comprehensive loss, net of tax:
Net loss attributable to Astrotech Corporation	$(3,137)	$(2,603)	$(6,143)	$(6,018)
Available-for-sale securities:
Net unrealized loss	(36)	(80)	(35)	(39)
Reclassification adjustment for realized loss	33	60	34	60
Total comprehensive loss	$(3,140)	$(2,623)	$(6,144)	$(5,997)

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	December 31, 2017	June 30, 2017
Assets
Current assets
Cash and cash equivalents	$633	$2,184
Short-term investments	7,278	10,900
Accounts receivable, net of allowance	10	146
Inventory, net	10	166
Prepaid expenses and other current assets	272	269
Total current assets	8,203	13,665
Property and equipment, net	2,808	3,180
Long-term investments	1,255	1,990
Other assets, net	81	—
Total assets	$12,347	$18,835

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$285	$259
Payroll related accruals	549	907
Accrued liabilities and other	418	641
Income tax payable	2	2
Total current liabilities	1,254	1,809
Other liabilities	228	256
Total liabilities	1,482	2,065

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, convertible, 2,500,000 shares authorized; no shares issued and outstanding, at December 31, 2017 and June 30, 2017, respectively	—	—
Common stock, no par value, 15,000,000 shares authorized; 4,505,473 and 4,508,509 shares issued at December 31, 2017 and June 30, 2017, respectively; 4,107,538 and 4,111,281 shares outstanding at December 31, 2017 and June 30, 2017, respectively	190,491	190,382
Treasury stock, 397,935 and 397,228 shares at cost at December 31, 2017 and June 30, 2017, respectively	(4,124)	(4,121)
Additional paid-in capital	1,616	1,483
Accumulated deficit	(177,056)	(170,913)
Accumulated other comprehensive loss	(62)	(61)
Total stockholders’ equity	10,865	16,770
Total liabilities and stockholders’ equity	$12,347	$18,835